Exhibit 16.1


                                THE PURISMA FUNDS
                            FISHER INVESTMENTS, INC.

                           ---------------------------
                                 CODE OF ETHICS
                                       AND
                           POLICY ON PERSONAL TRADING
                           ---------------------------

                                 September 1996
                            (last amended July 2000)

I. SCOPE AND SUMMARY

     (a) Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires every investment company, as well as every investment adviser to and principal underwriter of an investment company to have a written Code of Ethics that specifically covers trading practices by "Access Persons." Access Persons are defined to include (1) officers, directors and certain shareholders of the mutual fund adviser (Fisher Investments, Inc.) as well as
(2) employees of Fisher Investments, Inc. who, in connection with their regulate functions or duties, make, participate in, or obtain information regarding the purchase or sale of securities by the mutual funds constituting series of The Purisima Funds (each, a "Fund") or whose functions relate to the making of any recommendations with respect to the purchases and sales (those employees are also defined as "Advisory Persons"), and (3) each member of the Fund's Board of Trustees. The Rule also requires that reasonable diligence be used and procedures instituted to prevent violations of this Code of Ethics.

     (b) In order to avoid duplicate personal trading rules and duplicate reporting obligations, this Code of Ethics incorporates the policy on personal trading set forth in the "Fisher Investments, Inc. Policy Regarding Personal Securities Transactions" (the "Fisher Policy") (which applies to officers, directors and employees of Fisher Investments, Inc.) However, for purposes of this Code of Ethics the Fisher Policy should be read to include all Trustees of The Purisima Funds, unless noted otherwise herein. All persons subject to the Code of Ethics, including all officers, directors and employees of Fisher Investments, Inc. and all Trustees of The Purisima Funds, are collectively called "Access Persons." To the extent any provision of this Code of Ethics is inconsistent with any provision of the Fisher Policy, this Code of Ethics shall control.

     (c) The "Blue Ribbon" Advisory Group on Personal Investing in its report to the Investment Company Institute also articulated the following three general fiduciary principles which that Advisory Group believes should govern the personal investment activities of mutual fund advisory and distributor personnel:

          i. the duty at all times to place the interests of Fund shareholders first;

          ii. the requirement that all personal securities transactions be conducted consistently with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

          iii. the fundamental standard that mutual fund advisory and distributor personnel should not take inappropriate advantage of their positions.

     (d) This Code of Ethics is designed to satisfy the above-referenced legal requirements and ethical principles as applicable to Fisher Investments, Inc. in its role as adviser to the Fund. It is important that all shareholders, officers, directors and employees of Fisher Investments, Inc. to whom this Code of Ethics applies and all Trustees of The Purisima Funds observe the ethical standards set forth in the Code of Ethics.

     (e) This Code of Ethics is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general. For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (E.G., combining to achieve a substantial position in a security, concerted market activity, or commingling of funds) between an investment company and an affiliated person.

     (f) It is expected that Access Persons will be sensitive to all areas of potential conflict, even if this Code of Ethics does not address specifically an area of fiduciary responsibility.

     (g) Each shareholder, officer, director and employee of the Funds' administrator, Investment Company Administration Corporation (the
"Administrator"), and distributor, First Fund Distributors, Inc. (the "Distributor"), is required to comply with the reporting and other requirements of the Administrator's and Distributor's Code of Ethics.

     (h) Each member, officer and employee of the Funds' co-distributor, Purisima Securities, LLC, is required to comply with the Code of Ethics of that entity.

II. PROHIBITED TRADING PRACTICES

     (a) GENERAL ANTI-FRAUD PROHIBITION AND PRECLEARANCE. No Access Person shall purchase, sell or otherwise directly or indirectly acquire or dispose of any direct or indirect beneficial ownership interest in a security unless the transaction is not prohibited by the Fisher Policy and the procedures set forth in the Fisher Policy have been complied with. Even so, such action is prohibited if such action by such Access Person would defraud the Fund, operate as a fraud or deceit upon the Fund, or constitute a manipulative practice with respect to the Fund.

     (b) TRADES IN SHARES OF THE FUNDS. Please note that purchases and sales of shares of the Funds do not need preclearance, but the possibility of appearance of conflict of interest in such transactions is high. Accordingly, all purchases and sales of shares of the Funds that are not part of a systematic or periodic purchase or sale program:

          i.   should be coordinated through compliance channels,

          ii. should be made well in advance of the closing price calculation each day, and

          iii. must not be made when in possession of material nonpublic information about the Funds.

III. REPORTING

     (a) INITIAL HOLDINGS REPORTS AND ANNUAL HOLDINGS REPORTS. Within 10 days after becoming an Access Person and annually thereafter, Access Persons are required to report the following to the Compliance Officer (or the Compliance Officer's designee) with respect to each security covered by the Fisher Policy:

          i. The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

          ii. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

          iii. The date that the report is submitted by the Access Person to the Compliance Officer (or the Compliance Officer's designee).

     (b) QUARTERLY TRANSACTION REPORT. Within 10 days after each quarter, each Access Person is required to report the following information regarding his or her personal securities transactions.

          i. The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

          ii. The nature of the transaction (I.E., purchase, sale, or any other type of acquisition or disposition);

          iii. The price at which the transaction was effected; and

          iv. The name of the broker, dealer, or bank with or through whom the transaction was effected.

          v. The name of any broker, dealer or bank with whom the Access Person opened an account in which the Access Person intends to hold or transact securities.

     (c) No reports need to be filed by an independent Trustee unless such Trustee knows or should have known that the security traded by the Trustee was being considered for purchase or sale or was being purchased or sold by a Fund within 15 days on either side of the Trustee's transaction (see Section IV below).

     (d) For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

     (e) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

     (f) Copies of brokerage or account statements or confirmations containing the information specified in paragraphs (a) and (b) above may be submitted to the Compliance Officer (or the Compliance Officer's designee) in lieu the quarterly report listing the transactions. The brokerage account statements may substitute for the annual report only if the Access Person provides an annual certification confirming that all accounts and holdings of securities have been disclosed in those statements.

IV. EXCEPTIONS TO REPORTING REQUIREMENTS

     (a) An independent Trustee, I.E., a Trustee of the Trust who is not an "interested person" (as defined in Section 2(a)(19) of the 1940 Act) of the Trust, is not required to file a report on a transaction in a security provided such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by the Trust or is or was being considered for purchase by its investment adviser.

     (b) Shareholders, officers and employees of the Funds' distributor or administrator who comply with a separate code of ethics of those entities are exempted from the reporting requirements of this Code of Ethics.

     (c) Access Persons need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940, provided a copy of such Rule 204 reports is sent either to the Compliance Officer or to his substitute.

     (d) Access Persons need not make a report with respect to an exempted transaction or investment as described in the Fisher Policy. However, personal investment transactions involving shares of any of the Funds shall be reported.

V. IMPLEMENTATION

     This Code of Ethics is to be implemented in the same manner as the Fisher Policy.

VI. REVIEW AND SANCTIONS

     (a) The Compliance Officer shall be responsible for maintaining a current list of all Access Persons and for identifying all reporting Access Persons on such list, and shall take steps to ensure that all reporting Access Persons have submitted reports, confirmations or statements in a timely manner. The Compliance Officer may delegate the compilation of this information to appropriate persons.

     (b) If a material violation of this Code of Ethics occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Board of Trustees.

     (c) The Board of Trustees may impose such sanctions as it deems appropriate, including a letter of censure, suspension, termination of employment, and/or a disgorging of any profits made.